Exhibit 99.1

April 15, 2016

FOR IMMEDIATE RELEASE

MEDICINE MAN TECHNOLOGIES INC. SHOWS A PROFIT

IN ITS INITIAL YEAR OF FULL OPERATIONS

April 15, 2016 - Denver, Colorado – Medicine Man Technologies Inc. (OTCQB: MDCL), a cannabis consulting company providing assistance to developing cannabis companies throughout the US today announced that it generated a profit from operations in its first full year of operations. Management noted both significant revenue growth and profitability that exceeded internal estimates.

Andy Williams, the Company’s CEO stated “It really feels great that we have achieved our initial two-year goal of profitability in our first full year of operations. This was accomplished in addition to becoming a fully reporting, trading public company ahead of our schedule. Our strong performance is the direct result of the efforts of the great team we have assembled. Our business strategy has been developed over a number of years. As a result of these positive developments we are optimistic about our ability to expand our operations into other industry related opportunities.”

Brett Roper, the Company’s COO commented “We have continued to generate several new clients in 2016 and look forward to the challenge of sustaining that growth through an ever evolving line of business services. We expect to continue to advance both our brand and presence in the industry as we work to continue our growth.”

Paul Dickman, the Company’s CFO added “Getting this first full year of operations under our belt has provided us with a substantial amount of experience as we watch and learn from others so that we can avoid the mistakes of the unfortunate in the space.”

The Company’s team recently completed support requiring extensive onsite time for licensure clients in Hawaii as well as Maryland and has successfully worked to assist clients to secure cultivation, production, and dispensary licenses in Colorado, Nevada, and Illinois.

About Medicine Man Technologies

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, they have provided guidance for over thirty cannabis clients. Services focus on working with licensees and clients to 1) utilize its experience, technology, and training to help secure a license, 2) deploy the Company’s highly effective variable capacity constant harvest cultivation practices and eliminate the liability of single grower dependence, 3) avoid the costly mistakes generally made in start-up, and 4) stay engaged with an ever expanding team of licensees all focused on quality and safety that will ‘share’ the ever improving experience and knowledge of the network.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.

Contact Information:

Attention Brett Roper via info@medicinemantechnologies.com

Telephone (303) 371-0387